Exhibit 99.1

News For Immediate Release 4100 Spring Valley Road, Ste 1002, Dallas, TX 75244

Panda Ethanol Inc.
Media or Investors:
Bill Pentak, (972) 361-1200
breakingnews@pandaethanol.com

Panda Ethanol Awards Construction Contract for 105 MMGPY

Ethanol Plant in Yuma, Colo.

DALLAS — March 8, 2007 — Panda Ethanol Inc. today announced that its Yuma subsidiary has signed a construction agreement with Lurgi Inc. to build Panda’s 105 million gallon-per-year denatured ethanol facility in Yuma, Colo. The signing of the contract is an important next step in the project development process and in arranging financing for the refinery. Upon financial close, Lurgi will be given a Notice to Proceed to build the plant which will take approximately 18 months.

The engineering, procurement and construction contract is the second such agreement signed between the two companies. Lurgi is currently building Panda’s 105 million gallon-per-year denatured ethanol facility located in Hereford, Texas. Unlike the Yuma facility, which will burn natural gas to generate the steam used in the ethanol manufacturing process, the Hereford plant will be fueled by gasifying up to a billion pounds of cattle manure a year. The company expects the Hereford refinery to come online during the fourth quarter of 2007.

“Panda continues to execute on its strategic plan to build highly-efficient, large-scale production facilities,” said Todd Carter, chief executive officer of Panda Ethanol. “This agreement demonstrates our ability to meet the challenges facing a rapidly growing industry.”

Altogether, Panda has announced six 105 million gallon-per-year denatured ethanol projects, four of which will be fueled by cattle manure. Three ethanol projects have received air permits including the Yuma, Colo. facility. When finished, the Yuma plant will annually refine an estimated 38 million bushels of feedstock-grade corn into a clean burning, renewable fuel for the nation’s transportation needs. The ethanol produced by the Yuma facility will displace an estimated 2.5 million barrels of imported oil a year.

About Panda Ethanol

Panda Ethanol Inc. (OTCBB: PDAE) is headquartered in Dallas, Texas. The company is currently developing fuel ethanol refineries and biomass facilities in the United States. Panda Ethanol’s founder is Panda Energy International Inc., a privately-held company which has built more than 9,000 MW of electric generation capacity at a cost of $5 billion. In 2005, Newsweek magazine named a Panda company as one of the 10 most eco-friendly companies in America. In 2007, Project Finance Magazine awarded Panda “North American Ethanol Deal of the Year” for the company’s financing of its Hereford facility. Additional information on Panda Ethanol can be found at www.pandaethanol.com.

This notice shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Panda Ethanol intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause Panda Ethanol’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, the ability to complete construction of its ethanol plants, future prices for ethanol relative to the prices of gasoline, interest rates, product demand, transportation requirements and costs and the ability of Panda Ethanol to obtain additional capital to finance its initiatives, as well as the risks and uncertainties set forth in Panda Ethanol’s Definitive Proxy Statement filed on October 25, 2006 and its annual and quarterly reports filed with the Securities and Exchange Commission. In addition, new factors, risks and uncertainties may emerge from time to time. Panda Ethanol undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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